Exhibit 99.1

VIVUS, Inc.	Investor Relations:	Media Relations:
Dana B. Shinbaum	The Trout Group	Joele Frank, Wilkinson Brimmer Katcher
Corporate Development	Brian Korb	Jennifer Beugelmans
& Investor Relations	bkorb@troutgroup.com	jbeugelmans@joelefrank.com
shinbaum@vivus.com	646-378-2923	212-355-4449

Morrow & Co., LLC
Joseph J. Mills
jmills@morrowco.com
203-658-9423

VIVUS APPOINTS J. MARTIN CARROLL AND JORGE PLUTZKY, M.D.
TO BOARD OF DIRECTORS

MOUNTAIN VIEW, Calif., May 13, 2013 — VIVUS, Inc. (NASDAQ: VVUS) today announced the appointment of J. Martin Carroll and Jorge Plutzky, M.D. to its Board of Directors.

Mr. Carroll has more than 35 years of executive level experience in the pharmaceutical industry. He served most recently in key roles at Boehringer Ingelheim (BI) including Head, Global Strategy and Development and President and Chief Executive Officer, U.S. from 2003 through 2011.

Dr. Plutzky is a world-renowned leader in the prevention and treatment of cardiometabolic disease. He currently serves as the Director of The Vascular Disease Prevention Program, which includes the Lipid/Prevention Clinic, in the Cardiovascular Medicine Division at Brigham and Women’s Hospital, a role he has held since 1996.

With the addition of Mr. Carroll and Dr. Plutzky, the VIVUS Board of Directors now consists of nine highly-qualified directors, seven of whom are independent and four of whom have been appointed within the last thirteen months.

“Marty and Jorge are well-respected healthcare leaders and outstanding additions to our Board of Directors,” said Mark B. Logan, chairman of the Board of Directors of VIVUS. “Together Marty and Jorge bring, among other talents, extensive and valuable experience in commercialization, marketing and clinical studies, and we believe they will make immediate and significant contributions to the Board.  We welcome Marty and Jorge and look forward to working closely with them to achieve our strategic objectives.”

About J. Martin Carroll

During his tenure at BI, Mr. Carroll was instrumental in guiding the launch of Spiriva® and Pradaxa® in the U.S. In addition, he was involved in the diabetes market through BI’s partnership with Eli Lilly and the launch of Tradjenta®, a novel option for treating type 2 diabetes. Mr. Carroll played a major role in working with the BI board of managing directors to develop strategic approaches for a number of BI businesses, focusing mainly on pharmaceuticals. Prior to Boehringer Ingelheim, Mr. Carroll spent more than 25 years at Merck & Company, from 1976 through 2001, where he held a number of sales and marketing positions of increasing responsibility. Mr. Carroll served as Executive Vice President, where he had responsibility for the sales and managed care groups. Under his leadership, this team increased sales significantly for several key products including Zocor®, Singulair®, Fosamax® and Cozaar®. Mr. Carroll’s experience at Merck also included commercialization of major products such as Prilosec®, Pepcid®, Vasotec®, and Proscar®. Mr. Carroll formerly served on the board of directors of Accredo Health, a retail specialty pharmaceutical service company that was acquired by Medco Health Solutions.

About Jorge Plutzky, M.D.

Dr. Plutzky is internationally recognized as an expert in both the basic science and clinical issues related to lipid disorders and cardiometabolic disease. He is known particularly for his broad interdisciplinary background that spans endocrinology and cardiology, and for his extensive experience with biotechnology and pharmaceutical concerns, as well as regulatory affairs. Dr. Plutzky received his M.D. from the University of North Carolina School of Medicine, during which time he completed a National Institutes of Health research fellowship. He completed his internal medicine residency and cardiology fellowship at Brigham and Women’s Hospital/Harvard Medical School in Boston. Dr. Plutzky is the recipient of numerous honorary lectureships and awards and is a member of the scientific advisory boards of the Sarnoff Cardiovascular Research Foundation and Ember Therapeutics. He has also been elected to the American Society for Clinical Investigation.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013, and periodic reports filed with the Securities and Exchange Commission.

Important Additional Information

VIVUS, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from VIVUS stockholders in connection with the matters to be considered at VIVUS’s 2013 Annual Meeting of Stockholders. VIVUS intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from VIVUS stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with VIVUS’s 2013 Annual Meeting of Stockholders. Information regarding the direct and indirect beneficial ownership of VIVUS’s directors and executive officers in VIVUS securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in VIVUS’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013, Amendment No. 1 to VIVUS’s Annual Report on Form 10-K/A, filed with the SEC on April 30, 2013, and in VIVUS’s definitive proxy statement on Schedule 14A in connection with VIVUS’s 2012 Annual Meeting of Stockholders, filed with the SEC on April 25, 2012. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by VIVUS with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of VIVUS’s corporate website at www.vivus.com.